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                                  Exhibit 23.2

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Whole Foods Market 1992 Stock Option Plan for Team Members of our report dated November 21, 2000, with respect to the consolidated balance sheet of Whole Foods Market, Inc. and subsidiaries as of September 24, 2000, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the fiscal years in the two fiscal-year period ended September 24, 2000, which report appears in the September 30, 2001 annual report on Form 10-K of Whole Foods Market, Inc.

                                  /s/ KPMG LLP
                                  ------------
                                  KPMG LLP

Austin, Texas
November 27, 2002

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